                                                                       EXHIBIT 1


                          NORTHGATE EXPLORATION LIMITED



                         2050 - 1055 West Georgia Street
                           Vancouver, British Columbia
                                     V6E 3R5



                       NOTICE OF ANNUAL AND EXTRAORDINARY
                         GENERAL MEETING OF SHAREHOLDERS


     NOTICE IS HEREBY GIVEN that the annual and extraordinary general meeting (the "Meeting") of shareholders of NORTHGATE EXPLORATION LIMITED (the "Corporation") will be held at the TSX Conference Centre, 130 King Street West, Toronto, Ontario, on May 9, 2003, at 10:00 a.m., Toronto time, for the following purposes:

1.   To receive the report of the directors of the Corporation.

2. To receive and consider the consolidated financial statements of the Corporation for its financial year ended December 31, 2002, together with the auditors' report thereon.

3. To consider and, if thought advisable, to pass, with or without modification, an ordinary resolution of the Corporation increasing the number of directors of the Corporation to eight.

4.   To elect directors of the Corporation for the ensuing year.

5.   To appoint the auditors of the Corporation for the ensuing year.

6. To authorize the directors to fix the auditors' remuneration for the ensuing year.

7. To consider and, if thought advisable, to pass, with or without modification, an ordinary resolution of the Corporation authorizing an amendment to the Corporation's stock option plan (the "Stock Option Plan") to increase the maximum number of shares issuable under the Stock Option Plan to 9,710,752 common shares of the Corporation, as described in the accompanying Information Circular.

8. To act on such other matters, including amendments to any of the foregoing, as may properly come before the Meeting or any adjournment thereof.

     An Information Circular and a copy of the Annual Report of the Corporation for the financial year ended December 31, 2002 accompany this Notice. The Information Circular contains details of matters to be considered at the Meeting. The Annual Report includes the consolidated financial statements of the Corporation for its financial year ended December 31, 2002 and the auditors' report thereon.

     The board of directors of the Corporation has fixed April 2, 2003 as the record date for determining the shareholders who are entitled to vote at the Meeting. Only registered holders of common shares of the Corporation at the close of business on April 2, 2003 will be entitled to receive notice of and to vote at the Meeting.

     Shareholders are requested to date, sign and return the accompanying form of proxy for use at the Meeting if they are not able to attend the Meeting personally. To be effective, forms of proxy must be received by the Corporation's registrar and transfer agent, Computershare Trust Company of Canada, no later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting (namely, by 10:00 a.m., Toronto time, on May 7, 2003) or any adjournment thereof at which the proxy is to be used. Proxies delivered by regular mail should be addressed to Computershare Trust Company of Canada, 100 University Avenue, Toronto, Ontario M5J 2Y1. Proxies delivered by facsimile must be sent to Computershare Trust Company of Canada, Attention:
Proxy Department, at (416) 263-9524 or toll free 1-866-249-7775.

     DATED at Vancouver, British Columbia, this 10th day of April, 2003.



                                            /s/ TERRENCE A. LYONS
                                            TERRENCE A. LYONS
                                            CHAIRMAN OF THE BOARD